EXHIBIT 10.18

Mining Lease

THIS MINING LEASE, effective as of the 26th day of June, 2012 (Effective Date"), regardless of the actual times of signing and acknowledgment, between Northern Adventures, LLC ,  an Idaho Limited Liability Company with address being 24785 E. Doyle Road, Cataldo, ID  83810, hereinafter called Lessor, and Northern Adventures,  Inc., a Nevada Corporation with address being 441 West 14th, Spokane, WA. 99204, hereinafter called Lessee.

WITNESSETH:

ARTICLE 1.

DESCRIPTION OF THE PROPERTY.

Lessor represents that it is the owner of 37 unpatented lode mining claims commonly referred to as the Quartz Creek property, comprised of the Golden Sunrise, Gold of the Patriarch and the Wild Eyed Jack, claims, situated in Mineral County, Montana as described on Exhibit A, which by this reference is made a part of this Lease.

ARTICLE 2.

GRANT OF LEASE.

The Lessor in consideration of the royalties herein reserved, a cash payment of $25,000 and the covenants to be performed by Lessee, does hereby lease, let and demise unto Lessee, its successors and assigns, all of the above described property (hereinafter referred to as the "Leased Premises" or "Demised Premises").

ARTICLE 3.

TERM OF LEASE.

The primary term of this lease shall be twenty five (25) years to commence on the day this lease is effective.  Upon written notice, which must be sent to Lessor at least sixty (60) days prior to the expiration of the primary term in order to be effective, Lessee may extend this lease for up to two successive terms of fifteen (15) years and so long thereafter as ores or minerals from the Leased Premises are being developed, mined, processed or marketed on a continuing basis, or when exploration activities have advanced far enough that construction activities related to the start up of ore production are expected to commence with one year.  Whenever the continued term of this Lease is dependent upon continuing development, mining, processing or marketing by Lessee and there occur periods (i) when there is no reasonable market for ores or minerals which are or could be produced by Lessee from the Leased Premises, or (ii) when the continuing development, mining, processing or marketing by Lessee of ores or minerals from the Leased Premises is prevented or interrupted by a condition or happening of force majeure, the term of this Lease shall nevertheless continue during such periods, subject to termination by Lessor if the suspension of operations for the enumerated causes has continued without interruption for at least three (3) years.  When a satisfactory market becomes available, or upon cessation of any period of force majeure, Lessee shall have a reasonable time thereafter within which to resume development, mining, processing or marketing of ores and minerals from the Leased Premises.  No cessation of operations for three hundred sixty five (365) consecutive days or less, when such cessation is caused by any other reason, shall be considered a break in the continuity of development, mining, processing or marketing. A "reasonable market" shall not be deemed to exist and Lessee may suspend operations during periods when the products of the Leased Premises cannot be produced and sold at a profit by reason of low metal prices or otherwise or when such products cannot be readily sold at prevailing prices so that an unreasonable inventory thereof has accumulated or otherwise would accumulate.

ARTICLE 4.

POSSESSION AND CONTROL OF PROPERTY.

Lessee shall have, and it is hereby given and granted, the right to enter upon and take over, at the beginning of the primary term hereof, the sole and exclusive possession and control of the Leased Premises and the whole and every part thereof, and, during the term of this lease, to remain in the sole and exclusive possession and control thereof, and to investigate, measure, sample, examine, test, develop, work, mine, operate, use, manage, and control the same and the water and water rights appurtenant thereto, and to mine, extract, and remove from said property the ores and minerals therein and appurtenant and belonging thereto, and to treat, mill, ship, sell or otherwise dispose of the same and receive the full proceeds therefrom; and to erect, construct, maintain, use and operate thereon and therein buildings, structures, machinery and equipment, including milling, processing and tailings facilities.  The time, nature, location and extent of such or any or all the above activities and mining or mining operations and the cessation and resumption thereof shall be at the sole discretion of Lessee, and may include, without limitation, open pit, underground, strip, or solution mining methods, together with the right to use so much of the surface as may be necessary, useful or convenient for the enjoyment of all rights herein granted including construction of a surface mine waste rock dump, and a tailings impoundment facility, if necessary, from development of the Leased Premises.  Any surface mine waste dump or tailings impoundment facility constructed during the life of this lease shall be reclaimed to required standards by Lessee at lease termination.  Lessor shall make all data relating to the Leased Premises available to the lessee, which the Lessee may copy or reproduce at the lessee's cost.  Such data shall include without limitation, in hard copy or electronic form, all data and information relating to exploration, planning, mining, metallurgy, processing, land, mineral rights, water rights, timber rights, permits, taxes, claim fees and status, economic data or projections, geologic, geochemical and geophysical data including reports, maps, sections and drill logs, core and/or cuttings, and any and all assays, analyses, reports, processes, trade secrets and any and all other data, records or reports relating to the Leased Premises.

TIMBER.

Lessor shall retain the right, pursuant to applicable law, to manage and use timber upon the property in accordance with law.  The Lessor shall have access to the Leased Premises for this purpose. The Lessee shall have the right to remove or use timber as required to conduct reasonable exploration and mining activities.  In addition, in the event Lessee elects to seek patents for the property described on Exhibit A, Lessor shall have the right to manage and harvest the timber situated thereon.

ASSESSMENT WORK.

Each year the Agreement is in effect, Lessee agrees to make the mining claim rental or maintenance fee payments required by federal and state law, or, if it becomes necessary, to conduct assessment work and to file and record such notices or affidavits as necessary to maintain the claims.

ARTICLE 5.

AREA OF INFLUENCE.

Lessee and Lessor agree to include within this lease any unpatented lode mining claim within 3 miles of the exterior boundary of the original 37 claims staked by the Lessor as shown in Exhibit A.  All unpatented mining claims within this area of influence will be included under the terms of this lease.  At the termination of the lease, and at the option of the Lessor, any unpatented mining claims within the area of influence staked by the Lessee will be quit-claimed to the Lessor.  Lessor is granted the right to placer mine on Lessor’s placer claims in Quartz Creek, or in other areas agreed to by both parties, with the understanding the placer mining will not interfere with mining activities conducted by the Lessee.  Pursuant to the Letter of Intent executed on April 8, 2011 with APD Antiquities, Inc., the Lessor received loaned funds to locate and file additional unpatented mining claims within the Area of Influence (3 miles).  Any additional claims staked in the future by the Lessee will be shown in Exhibit B and shall be deemed to be part of the Leased Premises.

ARTICLE 6.

MANNER OF WORK.

Lessee agrees to cause all work, development and mining to be done in a careful and miner like manner, and to conform in all respects to the mining laws and regulations of the United States, the State of Montana, and locally.

ARTICLE 7.

WORK REQUIREMENTS.

During the first year of the primary term hereof, Lessee shall perform $50,000 of work upon, towards, or for the eventual benefit of the Leased Premises.  Funds used directly to acquire additional unpatented mining claims will be attributed to the first year’s work requirement.  During the second and third year, an additional $50,000 of work upon, toward, or for the eventual benefit of the Leased Premises shall be performed.  During the fourth year, and each year thereafter, the Lessee shall perform $100,000 of work upon, towards, or for the eventual benefit of the Leased Premises.  Provided, however, in the event commercial production is commenced at any time, this Article 7 requiring minimum work shall not be applicable.

The term "upon" means exploration or development work performed within the exterior vertical boundaries of the Leased Premises.  The work may include, but is not limited to diamond drilling, drifting, shaft sinking, raising, rehabilitation of existing underground openings in advance of any such work, surface mapping, geochemical surveys, stratigraphic and structural investigations, metallurgical and other physical analytical work, mine engineering and geological analysis which enhances the understanding of the geology and possible mineralization of the Leased Premises, and, in addition, all unpatented claim holding costs.

The term "toward" means the kind of work described above, but performed within 1,000 feet of any exterior boundary of the Leased Premises.

In the event work is performed in excess of the required minimum amounts during any period, the excess may be carried forward to the credit of the Lessee.

ARTICLE 8.

ROYALTIES.

Royalty Schedule. Lessee shall pay Lessor a Net Smelter Royalty (NSR) on all development and production ores and minerals extracted, milled, and sold from the Leased Premises as shown in the following table:

Value Per Ton	NSR
$200/per ton or less	2%
More than $201/ton up to $300/ton	3%
More than $301/ton up to $400/ton	4%
More than $401/oz up to $1000/ton	5%
More than $1001/per	6.5%

NSR Payment.  The NSR shall be determined by the actual payment for the ores by the smelter, refinery, or buyer less reasonable charges for concentrate transportation and insurance.  The quarterly payment to the lessee shall be made on or before the 30th day of the third month following each calendar quarter.

Royalty Statements.  Due on the same day as the NSR payment, Lessee shall provide Lessor with a Royalty Statement which details the amount of ores, minerals, or other products sold or processed and a detailed compilation of the payment due.

Examination and/or audit.  Lessor may require an independent audit by a CPA or accounting firm that is acceptable to both parties of the Royalty Statement and all records related to concentrate or product sales.  If the audit discloses a substantial discrepancy(ies), defined as discrepancy(ies) resulting in an underpayment to the Lessor of five percent (5%) or more of the NSR due or an ongoing history of significant underpayment to the Lessor, the cost of the audit shall be paid by the Lessee.  If the audit fails to disclose a substantial discrepancy(ies), the cost of the audit shall be paid by the Lessor.  The Lessee shall keep appropriate records detailing the amount, source, and assay of ores, minerals, or other products recovered, processed, sold, or shipped and the amount and source of payment received.

Commingling of Ore.  Lessee may commingle ore from the Leased Premises with ore from other properties, either before or after concentration or beneficiation, so long as the data necessary to determine the weight and grade, both of the ore removed from the Leased Premises and the ore with which it is commingled, are obtained by Lessee.  All such weight, grade and allocation calculations by Lessee shall be done in a manner recognized by the mining industry as practical and sufficient at that time.

Treatment at Lessee's Processing Facilities. Lessee shall have the right to purchase and to treat concentrates and smelting ores produced from the Leased Premises at its own metallurgical facility; however, that any such purchase and treatment shall be made under comparable terms as the metallurgical facility is then offering to other shippers of concentrates and smelting ores on purchases of like quantities and qualities.

Advance Royalty Payments.  Lessor and Leasee confirm that an advance royalty payment of $25,000 was paid to the Lessor at the time of the execution of the Letter of Intent.

In addition, Lessee shall pay an annual advance minimum royalty of $10,000 on the first anniversary of this lease, $20,000 on the second anniversary, $30,000 on the third anniversary, $40,000 on the fourth anniversary, $50,000 on the fifth anniversary, and $50,000 on each anniversary thereafter.  The advance minimum royalty shall be paid on or before ten days after the anniversary date, and thereafter on or before ten days following the anniversary each succeeding year, and shall be deducted from future NSR payments that may be paid during that year.

Stock Issuance.  Within 60 days of signing this lease the Lessor shall be issued an amount of restricted common stock with a value of $.001 of APD Antiquities, Inc. equal to ___%.

As soon as practicable, but in any event no sooner than six months from the date of this lease, APD shall file a registration statement registering the maximum number of shares allowed by currents regulations mandated by the U.S. Securities Exchange Commission so these registered shares shall be deemed to be freely tradeable.

Disputes Regarding Royalties. Lessor shall be deemed to have waived any right the Lessor may have had to object to the royalty settlement made by Lessee for any calendar quarter, unless Lessor notifies Lessee in writing of such objection within twelve (12) months after such royalty is due under this Lease. The dispute or disagreement must list the specific items being contested and detail with particularity the grounds for each contest or dispute.  If Lessor and Lessee are unable to resolve the question by agreement within thirty (30) days after Lessee's receipt of Lessor's notice, the dispute shall be resolved by arbitration, in accordance with the provisions of Article 22.

Hedging/Futures Market.  The Lessor acknowledges that the Lessee may from time to time participate in hedging and/or metal futures markets and, further, the Lessor agrees that all such activity shall be for the sole account of the Lessee and the Lessor shall not share in any of the benefits or risks associated with such activity.

Assays by Lessor.  Lessor may at any time and at it’s own expense assay samples of ore extracted by Lessee.

ARTICLE 9.

TAILINGS AND RESIDUE.

Tailings and other residue resulting from the milling or other beneficiating of ores produced from the Leased Premises and subsequently utilized in mining operations shall be the sole and exclusive property of Lessee prior to termination of this lease.  Tailings and other residue remaining underground in the Leased Premises shall become the property of the Lessor upon termination of this lease.

ARTICLE 10.

CROSS-MINING RIGHTS.

Lessee is hereby granted the right, if it so desires, to mine or remove from the Leased Premises any ores, waste, water and other materials existing therein or thereon or in any part thereof, through or by means of shafts, openings or pits which may be sunk or made upon adjoining or nearby property owned or controlled by Lessee, and may stockpile any ores, waste, or other materials and/or concentrated products of ores or materials from the Leased Premises or any part thereof, upon stockpile grounds situated upon any such adjoining or nearby property; and Lessee may, if it so desires, use the Leased Premises and any part thereof and any shafts, openings, pits and stockpile grounds sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, preventing or interfering with the mining or removal of ore from the Leased Premises.  If, after this lease expires or terminates, Lessee is exploring, mining or developing adjacent properties thereto, it may use any haulage ways developed during the terms of the lease for ingress and egress reasonably necessary to explore, develop or mine such adjacent properties.  The Lessee shall be responsible for haulage way maintenance costs and liabilities resulting from its negligent acts.  The Lessee's right of ingress and egress shall not interfere with future development of the property by the Lessor.  This provision for ingress and egress to and from such adjacent properties shall survive the expiration or termination of this lease.

ARTICLE 11.

VERTICAL BOUNDARY PLANES.

In consideration of Lessee's execution of this mining lease, and the reciprocal benefits received by reason of the terms of this Article by the Lessor and the Lessee, Lessor and Lessee hereby agree with each other that any and all ores and minerals within the surface boundaries extended downward vertically of any claim within the area of influence so held under lease and herein defined as Leased Premises shall belong to such claim.  It is understood that the concept of vertical boundaries applies only as between Lessor and Lessee, and that neither party intends to, or will, give up any extralateral rights to third parties.  In the case of extralateral rights extending from the Leased Premises, then Lessee will either lease the adjacent property or mine it by exercising extralateral rights.  In the event the Lessee leases or acquires fee simple or patented lands from another landowner within the area of influence, the Lessor shall retain a 1% NSR on all ores mined from the newly acquired land in accordance with Article 8.

ARTICLE 12.

RECORDS, INSPECTION AND ACCESS TO LEASED PREMISES.

Lessee's engineering progress maps and all factual exploration, development and production data including drill core and assay results (but excluding interpretive information or data) from the Leased Premises shall be available upon reasonable request for Lessor's inspection.  The Lessor may enter said property at reasonable times for the purpose of inspecting the same or for the purposes described in Article 4 (b), and Lessee shall facilitate such inspection and entry in reasonable ways, but Lessor shall enter upon said Leased Premises at Lessor's own risk and so as not to hinder unreasonably the operations of Lessee; and the Lessor shall indemnify and hold harmless the Lessee from any damage, claim or demand by reason of injury to or the presence of the Lessor or the Lessor's agents, representatives, licensees, or guests or any of them on the Leased Premises or approaches thereto. Lessor shall cooperate with and aid the Lessee by providing any information in it’s possession or control, including all maps, surveys, ground records, assay reports, BLM reports, or other information or reports that may aid the Lessee.

ARTICLE 13.

TAXES.

Lessee shall pay before they are delinquent all general property taxes and governmental rental fees for unpatented claims assessed against the Lessor's ownership in the Leased Premises during the term of this lease.  Lessee shall also pay, before they are delinquent, all taxes levied or assessed against any or all personal property, machinery and equipment placed upon the Leased Premises by the Lessee during the term of this lease.  Lessee shall pay any severance tax and all other taxes that are now or may be hereafter levied and computed on the amount or value of ores produced from the Leased Premises.  Lessee shall submit to Lessor proof of payment of such taxes and claim rental fees.

ARTICLE 14.

STATE AND FEDERAL LAWS AND REGULATIONS.

Lessee shall comply with the Workmen's Compensation laws of Montana, Social Security, Unemployment Insurance and all other state, federal, and local laws and regulations relating to Lessee's operations and shall save Lessor harmless from any claim for damages or liability by reason thereof.

ARTICLE 15.

PROTECTION FROM LIENS AND DAMAGES.

Lessee shall keep the Leased Premises and the whole and every part thereof free and clear of liens for labor done or work performed upon the Leased Premises or materials furnished to it for the development or operation thereof under this lease while the same is in force and effect, and will save and keep harmless Lessor from all costs, loss or damage which may arise by reason of injury to any persons employed by Lessee in or upon the Leased Premises or any part thereof or which may arise by reason of injury to any persons or damage to any property as the result of any work or operations of the Lessee or of its possession and occupancy of the Leased Premises.  A lien upon the property shall not constitute a default if the Lessee in good faith disputes the validity of the claim, in which event the existence of the lien shall constitute a default only from and after the validity of the lien has been adjudicated.

ARTICLE 16.

FORCE MAJEURE

If Lessee is unable to perform any of the terms or covenants of this lease by reason of damage or delay resulting from disaster, labor disturbances, shortage of labor, strikes, lockouts, act of God, or from any regulations or restrictions of any governmental agency, or on account of any eventuality beyond the reasonable control of Lessee, including state and federal environmental statute or regulation, Lessee shall be excused from performance during the period of such prevention and the time for performance of such obligations shall be extended for a period equal to the period or periods of prevention. In the event Lessee or its purchaser of concentrates or crude ore is, becomes or believes it is about to become subject, at any time, to environmental regulations (which shall include any governmental law, rule, order, regulation, policy, proposal or restriction relating to environmental pollution) which will prohibit or materially affect any operation Lessee is carrying out, or planning to carry out hereunder, Lessee shall have the right to declare the existence of a condition of force majeure during the period in which it is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the enactment or promulgation of said environmental regulations.  Lessee agrees to use reasonable diligence to remove causes of force majeure as may occur from time to time, but shall not be required to settle strikes or other labor difficulties contrary to its own judgment.

ARTICLE 17.

DEFAULT.

The failure of Lessee to make or cause to be made any of the material payments herein provided for or to keep or perform any material agreement on its part to be kept or performed according to the terms and provisions of this lease, shall, at the election of the Lessor, constitute a forfeiture hereof; provided, however, that in the event of a default on the part of the Lessee, the Lessor shall give to the Lessee a written notice of its intention to declare a forfeiture of this lease and to terminate the same on account thereof, or of its intention to take other action to enforce this lease, specifying the particular default or defaults relied upon by it, and Lessee shall have a reasonable time (which in any case shall not be less than sixty (60) days) after receipt of such notice in which cure such default or defaults, in which event there shall be no forfeiture therefor, and no other action may be taken for enforcement.  If Lessee disagrees that such default occurred, it shall so advise Lessor in writing within thirty (30) days after receipt of the notice of default.  If, within fifteen (15) days thereafter, the parties have not resolved the dispute by mutual agreement, the issue of default shall then be submitted to arbitration under Article 22 below.  In the event that Lessor does terminate this lease on account of a breach by Lessee, Lessee shall be under no further obligation or liability hereunder to Lessor from and after the date of such termination except for the performance of obligations and the satisfaction of liabilities to Lessor or third parties or respecting the Leased Premises, which have accrued to the date of such termination.

ARTICLE 18.

CANCELLATION.

Notwithstanding any provision herein to the contrary, Lessee may at any time upon 30 days written notice, cancel and terminate this lease in its entirety.  Upon total cancellation and termination of this lease, Lessee shall be under no further obligation of whatsoever kind or nature to the Lessor except for the making of payments which have already accrued to the date of such cancellation and termination, including governmental rental fees for unpatented claims and for the payment of Lessee's proportion of the aforesaid property taxes accrued while this lease was in effect.  If Lessee shall have included any part of the Leased Premises in a "producing group" for assessment purposes, and taxes based on such assessment shall have been levied but shall not have been paid at the time of cancellation and termination Lessee shall pay such taxes before they are delinquent.  Work requirements specified in Article 7 shall cease upon the date such notice is given.

ARTICLE 19.

SURRENDER OF PROPERTY.

In the event of a valid forfeiture, cancellation, or other termination of this lease, Lessee shall surrender to Lessor peaceable possession of the Leased Premises and at the written request of Lessor shall deliver to the Lessor a written relinquishment hereof, together with a copy, if requested by Lessor within thirty (30) days after termination of this lease, of its engineering progress maps showing any workings made or uncovered by Lessee on the Leased Premises.  The Lessee's factual exploration, development and production data including drill core and assay results (but excluding interpretive information or data) from the Leased Premises shall be available upon request to the Lessor.

ARTICLE 20.

REMOVAL OF EQUIPMENT.

Lessee shall have and is hereby given and granted twelve (12) months after a valid forfeiture, cancellation or other termination of this lease to remove from said property all buildings, structures, warehouse stocks, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, rails, mine cars and any and all machinery, trade fixtures, and equipment erected or placed in or upon said property by it, provided that such right of removal shall not extend to foundations and mine timbers in place unless Lessor shall have given his previous written consent thereto.  If Lessee is hampered by snowdrifts, washouts, inclement weather, or other climatic conditions, from completing the removal of said property and equipment within the time specified, then Lessor agrees to extend the time by a reasonable period if requested by Lessee.

ARTICLE 21.

TITLE AND PATENT.

Lessor covenants that Lessor now holds title and possession of the Leased Premises free and clear from all former grants, sales, liens, or encumbrances of any kind, and that there are no delinquent taxes and all government rental fees are current; that Lessor has no knowledge of any defects in title or adverse claims and agrees to furnish Lessee such abstracts, deeds, or other evidences of title as may be in Lessor's possession and control, and to allow and cooperate with Lessee, at Lessee's option and initial expense, to have abstracts brought to date and to take such steps and proceedings to search and perfect title as Lessee shall deem advisable.  All reasonable expense so incurred by Lessee shall apply as a credit against royalties. Lessee shall have the right to seek to patent the Leased Premises or any portion thereof in the name of Lessor if it so elects, and the cost thereof may be charged as operating costs hereunder. Lessor agrees to cooperate to a reasonable extent in any patent proceedings.

ARTICLE 22.

DISPUTES.

Any controversy, dispute, or claim arising out of or from this lease, or alleged breach thereof, shall be settled by arbitration pursuant to the Uniform Arbitration Act of the State of Montana as amended and as in effect on the date either party commences arbitration proceedings, or if parties cannot agree to binding arbitration, the matter can be brought in a court of competent jurisdiction. Said Act shall control the substantive and procedural aspects of the arbitration proceedings unless otherwise agreed in this lease.  Judicial review may be had pursuant to said Act.

(a)

Proceedings shall be initiated by the complaining party serving upon the other party a complaint, as would be done in court proceedings.  The allegations regarding the circumstances giving rise to the issues to be arbitrated shall be stated in detail and with particularity.  The party upon whom the complaint is served shall answer or otherwise respond with a pleading just as is required by the Montana Rules of Civil Procedure for a court action.  Except, however, the response shall be served upon the initiating party within 30 days from the date of service of the complaint.

(b)

The parties shall agree upon an arbitrator, who shall be a retired State of Montana District Court judge (not a retired Magistrate) who is neutral, competent and willing to serve and, if possible, who has experience in cases involving mining and mining contracts.  Should the parties fail to reach agreement on appointment of an arbitrator within 20 days from the date proceedings are initiated, either party may apply to the court for appointment of an arbitrator who meets the criteria set forth herein pursuant to the provisions of the Montana Code.

(c)

Prehearing discovery shall not be allowed except upon order of the arbitrator for good cause shown, the parties being in agreement that the expense and time associated with discovery should be minimized, and that this desire should, however, be balanced against the need for each party to be able to effectively present its case.

(d)

Each party to the arbitration proceedings shall bear one-half of the arbitrator's fees and expenses, which shall be promptly paid by each party monthly within 15 days from the submission by the arbitrator to the parties of his reasonably detailed and itemized statement for services rendered, which statement shall be submitted by the arbitrator at the end of each month.

(e)

Each party shall bear its own attorney's fees and costs of litigation for the proceedings before the arbitrator.  This subparagraph (e) is not applicable to court proceedings, in which event the parties recognize that applicable law shall govern and the matter will be decided by the court.

(f)

If the parties elect to resolve the dispute in a court of law, each party shall bear it’s own attorney’s fees and cost of litigation for the proceedings.

ARTICLE 23.

RECORDATION OF SHORT FORM NOTICE.

Lessor agrees to execute, upon request by Lessee, a short-form notice of this lease, which notice shall be for purposes of recordation in the real property records of Mineral County, Montana.

ARTICLE 24.

 NOTICES.

Any notices required or permitted to be given to the Lessor hereunder shall be considered as delivered forty-eight (48) hours after the same shall have been deposited in the United States mail, duly registered, with postage thereon prepaid.  All notices given hereunder shall be addressed to the respective addresses given below:

If to Lessor,

Northern Adventures, LLC.

24785 E. Doyle Rod

Cataldo, Idaho  83810

and if to Lessee,

Northern Adventures, Inc.

441 West 14th

Spokane, WA 99204

Said addresses for receiving notices may be changed by either party upon two (2) days previous notice to the other party.

ARTICLE 25.

INUREMENT

 These presents shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.  The rights of either the Lessor or Lessee under the terms of this lease may be sold, assigned, or otherwise alienated, in whole or in part.  Written notice of the change shall be made to the other party as outlined in Article 24.

ARTICLE 26.

CONFIDENTIALITY

All information obtained or generated in connection with the performance of this lease agreement by the Lessee shall be the exclusive property of the Lessee.  The terms of this lease agreement and any and all information obtained or generated in connection with the performance of this lease agreement may not be disclosed to any third party or the public by the Lessor without the express prior written consent of the Lessee, except that prior written consent is not required if Lessor is required to disclose specific information to a governmental agency as required by pertinent law or regulation.

ARTICLE 27.

CONSTRUCTION.

Titles to the respective articles hereof shall not be deemed a part of this lease but shall be regarded as having been used for convenience only.

ARTICLE 28.

BUY OUT CLAUSE.

During the first five years of the lease, Lessee has the option to purchase all the rights of the lease by making a payment of $10,000,000 to the Lessor with the Lessor retaining a 1% NSR as defined in Article 8.  After the fifth anniversary of the lease, the Lessee has the option to purchase all the rights of the lease by making a payment of $15,000,000 to the Lessor with the Lessee retaining a 1% NSR royalty as defined in Article 8. Prior payments of royalties, costs, or other expenses will not be included in the buy out payment.  The buyout terminates any rights the Lessor has within this lease, except for the remaining 1% NSR, including any rights to the mining claims, other land holdings, equipment, payments, or other assigned rights.

ARTICLE 29.

MANAGEMENT MEETINGS.

Lessor has the right to attend a quarterly operations management meeting for the purpose of sharing ideas, plans, and information about the property.  The meeting dates and discussion topics will be determined by the Lessee, with the Lessor given notice within 5 days prior to the meeting.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

LESSOR

Northern Adventures, LLC

By /s/ Floyd Short

Name/Title Member

STATE OF  WASHINGTON

)

) ss.

COUNTY OF

SPOKANE

)

On this 26th day of June 2012, before me, Tim Kuh, the undersigned, a Notary Public in and for the State of Washington, personally appeared, Floyd Short, who stated to me to be the Managing Member of Northern Adventures, LLC. and whose name is subscribed to the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Timothy J. Kuh

Notary Public for  Washington State

Residing at  Spokane, WA

My Commission expires 5/4/13

LESSEE

Northern Adventures, Inc.

By /s/ Martin Clemets

Name/Title: President

STATE OF  WASHINGTON

)

) ss.

COUNTY OF

SPOKANE

)

On this 26th day of June 2012, before me, Tim Kuh, the undersigned, a Notary Public in and for the State of Washington, personally appeared, Martin Clemets, who stated to me to be the Managing Member of Northern Adventures, LLC. and whose name is subscribed to the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Timothy J. Kuh

Notary Public for Washington State

Residing at Spokane, WA

My Commission expires 5/4/13

EXHIBIT A

Property description

	NAME	Locator	Claim Date	Mineral County Filing Date	County Recorder Number	BLM Filing Date	BLM Serial Number
1.	Golden Sunrise 1	Martin Clemets	7/17/2004	8/25/2004	96303	8/26/2004	MMC211789
2.	Golden Sunrise 2	Martin Clemets	7/17/2004	8/25/2004	96304	8/26/2004	MMC211790
3.	Golden Sunrise 3	Martin Clemets	7/17/2004	8/25/2004	96305	8/26/2004	MMC211791
4.	Golden Sunrise 4	Martin Clemets	7/17/2004	8/25/2004	96306	8/26/2004	MMC211792
5.	Golden Sunrise 5	Martin Clemets	7/17/2004	8/25/2004	96307	8/26/2004	MMC211793
6.	Golden Sunrise 6	Martin Clemets	7/17/2004	8/25/2004	96308	8/26/2004	MMC211794
7.	Golden Sunrise 7	Martin Clemets	7/17/2004	8/25/2004	96309	8/26/2004	MMC211795
8.	Golden Sunrise 8	Martin Clemets	7/17/2004	8/25/2004	96310	8/26/2004	MMC211796

	NAME	Locator	Claim Date	Mineral County Filing Date	County Recorder Number	BLM Filing Date	BLM Serial Number
1.	Gold of the Patriarch 100	Martin Clemets	6/15/2011	9/13/2011	108409	11/22/2011	MMC225614
2.	Gold of the Patriarch 101	Martin Clemets	6/15/2011	9/13/2011	108410	11/22/2011	MMC225615
3.	Gold of the Patriarch 102	Martin Clemets	6/15/2011	9/13/2011	108411	11/22/2011	MMC225616
4.	Gold of the Patriarch 103	Martin Clemets	6/15/2011	9/13/2011	108412	11/22/2011	MMC225617
5.	Gold of the Patriarch 104	Martin Clemets	6/15/2011	9/13/2011	108413	11/22/2011	MMC225618
6.	Gold of the Patriarch 105	Martin Clemets	6/16/2011	9/13/2011	108414	11/22/2011	MMC225619
7.	Gold of the Patriarch 106	Martin Clemets	6/16/2011	9/13/2011	108415	11/22/2011	MMC225620
8.	Gold of the Patriarch 107	Martin Clemets	6/16/2011	9/13/2011	108416	11/22/2011	MMC225621
9.	Gold of the Patriarch 200	Martin Clemets	6/18/2011	9/13/2011	108417	11/22/2011	MMC225622
10.	Gold of the Patriarch 201	Martin Clemets	6/18/2011	9/13/2011	108418	11/22/2011	MMC225623
11.	Gold of the Patriarch 303	Martin Clemets	1/11/2011	1/21/2011	107526	4/11/2011	MMC223505
12.	Gold of the Patriarch 311	Martin Clemets	1/11/2011	1/21/2011	107525	4/11/2011	MMC223506
13.	Gold of the Patriarch 312	Martin Clemets	1/11/2011	1/21/2011	107527	4/11/2011	MMC223507
14.	Gold of the Patriarch 313	Martin Clemets	1/11/2011	1/21/2011	107524	4/11/2011	MMC223508
15.	Gold of the Patriarch 314	Martin Clemets	1/11/2011	1/21/2011	107523	4/11/2011	MMC223509

16.	Gold of the Patriarch 315	Martin Clemets	1/11/2011	1/21/2011	107522	4/11/2011	MMC223510
17.	Gold of the Patriarch 316	Martin Clemets	1/11/2011	1/21/2011	107521	4/11/2011	MMC223511
18.	Gold of the Patriarch 317	Martin Clemets	1/11/2011	1/21/2011	107520	4/11/2011	MMC223512
19.	Gold of the Patriarch 318	Martin Clemets	1/11/2011	1/21/2011	107519	4/11/2011	MMC223513
20.	Gold of the Patriarch 319	Martin Clemets	1/11/2011	1/21/2011	107518	4/11/2011	MMC223514

	NAME	Locator	Claim Date	Mineral County Filing Date	County Recorder Number	BLM Filing Date	BLM Serial Number
1.	Wild Eyed Jack 1	Martin Clemets	9/9/2011	9/13/2011	108400	11/23/2011	MMC225605
2.	Wild Eyed Jack 3	Martin Clemets	9/9/2011	9/13/2011	108401	11/23/2011	MMC225606
3.	Wild Eyed Jack 4	Martin Clemets	9/9/2011	9/13/2011	108402	11/23/2011	MMC225607
4.	Wild Eyed Jack 5	Martin Clemets	9/9/2011	9/13/2011	108403	11/23/2011	MMC225608
5.	Wild Eyed Jack 6	Martin Clemets	9/9/2011	9/13/2011	108404	11/23/2011	MMC225609
6.	Wild Eyed Jack 7	Martin Clemets	9/9/2011	9/13/2011	108405	11/23/2011	MMC225610
7.	Wild Eyed Jack 8	Martin Clemets	9/9/2011	9/13/2011	108406	11/23/2011	MMC225611
8.	Wild Eyed Jack 9	Martin Clemets	9/9/2011	9/13/2011	108407	11/23/2011	MMC225612
9.	Wild Eyed Jack 10	Martin Clemets	9/9/2011	9/13/2011	108408	11/23/2011	MMC225613